 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 9, 2016

SECOND SIGHT MEDICAL PRODUCTS, INC.
(Exact Name of Registrant as Specified in Its Charter)

California
(State or Other Jurisdiction of Incorporation)

333-198073	02-0692322
(Commission File Number)	(IRS Employer Identification No.)

12744 San Fernando Road, Suite 400 Sylmar, California 91342
(Address of Principal Executive Offices)

(818) 833-5000
(Registrant's Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01. OTHER EVENTS

On June 1, 2016, Second Sight Medical Products, Inc. (the “Company”) issued a press release in which it announced approximate preliminary results of a rights offering of our common stock to shareholders of record on May 13, 2016. The rights offering expired at 5:00 p.m., New York City time, on May 31, 2016. Under the rights offering, shareholders were given nontransferable rights to subscribe for shares at a subscription price that amounted to the lesser of (i) $4.25 per share or (ii) 85% of the closing price per share of our common stock as reported by Nasdaq on May 31, 2016. Based on the closing price per share on that date of $3.90, the subscription price was $3.315 per share. On June 9, 2016 our subscription agent confirmed to us that we had received aggregate accepted subscriptions for 5,978,465 shares, resulting in gross proceeds of approximately $19,818,611. The rights offering was made pursuant to a Registration Statement on Form S-1 (No. 333-209113) that was filed with the Securities and Exchange Commission (“SEC”) and became effective on May 9, 2016, and by means of the prospectus that was filed with the SEC on May 11, 2016. See also our Form 8-K as filed with the SEC on June 2, 2016. We caused these shares to be issued and delivered, and oversubscribed amounts to be returned, to our shareholders according to their respective interests.

Under the terms of the rights offering, the Company had the right to reduce subscriptions in order to preserve certain of the Company’s tax attributes, such as the utilization of net operating loss carry forwards. On the basis of the Company’s analysis of tax attributes, the Company did not reduce the subscriptions of any shareholder in the rights offering.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 14, 2016

SECOND SIGHT MEDICAL PRODUCTS, INC.

/s/ Thomas B. Miller

By: Thomas B. Miller

Chief Financial Officer